Exhibit 99.1

Media Release

OTTAWA, November 30, 2018

Mitel Closes the Previously Announced Transaction with

Searchlight Capital Partners

Mitel® (Nasdaq:MITL) (TSX:MNW), a global leader in business communications, and Searchlight Capital Partners, L.P. (“Searchlight”) today announced the successful completion of the previously announced transaction (the “Transaction”) in which affiliates of funds advised by Searchlight acquired all of the outstanding common shares of Mitel (the “Shares”) for US$11.15 per share in cash, without interest and less any applicable withholding taxes.

Rich McBee, President and Chief Executive Officer of Mitel, said, “We are pleased to have completed the transaction and are excited for Mitel to begin this new chapter. Searchlight shares our vision to continue our move-to-the-cloud strategy, and we look forward to working with them to accelerate our strategy and drive the next phase of success for our customers, partners and employees.”

With the completion of the Transaction, the Shares ceased trading on the Toronto Stock Exchange (the “TSX”) and were delisted from the TSX at close of business today and the Shares will cease trading as of today on the Nasdaq. Mitel will also cease to be a reporting issuer under applicable Canadian securities laws.

Shareholders who have questions or require assistance with submitting their shares in connection with the Transaction may direct their questions to Computershare Trust Company of Canada, which is acting as depositary in connection with the Transaction, by telephone at 1 (800) 564-6253 (toll free in North America) or by email at corporateactions@computershare.com.

About Mitel

A global market leader in business communications powering more than two billion business connections, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and service providers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 70 million business users in more than 100 countries. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

About Searchlight

Searchlight is a global private investment firm with offices in New York, London and Toronto. Searchlight seeks to invest in businesses where their long-term capital and strategic support accelerate value creation for all stakeholders. For more information, please visit www.searchlightcap.com.

MITL-F

Mitel Contact Information

Media – North America Camille Beasley 469-212-0433 camille.beasley@mitel.com

Media Release

Media – EMEA/APAC Sandrine Quinton +33 (0)130 964 301 sandrine.quinton@mitel.com

Industry Analysts Denise Hogberg 469-212-0434 denise.hogberg@mitel.com Searchlight Contact Information Emily Melchior 212-293-3717 emelchior@searchlightcap.com